SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2010

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 13, 2010, BankFinancial Corporation (“BankFinancial”) announced that it had entered into an Agreement and Plan of Merger (the “Agreement”) to acquire DG Bancorp, Inc. and its wholly-owned subsidiary, Downers Grove National Bank. Under the terms of the Agreement, BankFinancial will purchase DG Bancorp, Inc. for approximately $2.0 million in cash. The purchase price is subject to various closing adjustments that could reduce the purchase price to $1.3 million or increase the purchase price to $5.2 million depending on DG Bancorp’s expense management and the performance and resolution of certain identified credit exposures. The merger will be accounted for in accordance with the purchase method.

A copy of the Agreement is being filed as Exhibit 2 to this report. The text of the press release announcing the execution of the Agreement is included as Exhibit 99.1 and the slides for the conference call presentation are attached as Exhibit 99.2 to this report.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

2	Agreement and Plan of Merger By and Among BankFinancial Corporation, Kendachs Corporation and DG Bancorp, Inc. dated as of September 13, 2010

99.1	Press Release dated September 13, 2010

99.2	Slide Presentation dated September 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION
(Registrant)

Dated: September 13, 2010	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive Officer and President